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                                                                     EXHIBIT 2.7

                                PROMISSORY NOTE

$50,000                    SANTA MONICA, CALIFORNIA                 May 27, 1999

For VALUE RECEIVED, THE RECOVERY NETWORK, INC., promises to pay to GEORGE HENRY and WILLIAM MOSES, in the aggregate, the principal sum of FIFTY THOUSAND DOLLARS, ($50,000.00), Twenty-five Thousand Dollars payable to Mr. Henry and Twenty-five Thousand Dollars payable to Mr. Moses, with interest from date above first written at the rate of TEN percent (10%) per annum on the balance from time to time remaining unpaid.

The said principal and interest shall be payable in lawful money of the United States of America at SANTA MONICA, CALIFORNIA or at such place as may hereafter be designated by written notice from the holder to the maker hereof, on the date and in the manner following:

PAYABLE IMMEDIATELY UPON THE COMPANY'S RECEIVING OF AUSTIAN FUNDING.

By: /s/ [ILLEGIBLE]
   -----------------------
The Recovery Network, Inc.
1411 Fifth Street, Suite 200
Santa Monica, California 90401
(310) 393-3979